Exhibit 4.4

FIRST AMENDMENT TO

STOCKHOLDERS AGREEMENT

This First Amendment to Stockholders Agreement (this “Amendment”), dated as of March 8, 2005, relates to the Stockholders Agreement (as amended and in effect from time to time, the “Stockholders Agreement”) by and among Gregg Appliances, Inc., an Indiana corporation (the “Company”), Gregg Investment Corporation, LLC, a Delaware limited liability company (the “Investor”), FS Equity Partners V, L.P., a Delaware limited partnership (“FSEP V”), Jerry W. Throgmartin, Gregg William Throgmartin and Dennis L. May.

R E C I T A L S

A. A.S.F. Co-Investment Partners II, L.P. and California State Teachers’ Retirement System (collectively, the “Purchasers”) are purchasing from FSEP V and its affiliate, FS Affiliates V, L.P., a portion of the membership interests held by them in the Investor (the “Offered Interest”).

B. To induce the Purchasers to purchase the Offered Interest, the Purchasers have requested the right to observe the meetings of the board of directors of the Company.

C. The parties hereto have agreed that it is desirable to amend the Stockholders Agreement to grant the Purchasers the right to observe meetings of the board of directors of the Company.

D. All capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Stockholders Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing recitals, the parties, intending to be legally bound, agree as follows:

1. Amendments to the Stockholders Agreement.

(a) Section 1 of the Stockholders Agreement is hereby amended by adding the following definitions in alphanumerical order:

“ASF: ASF shall mean A.S.F. Co-Investment Partners II, L.P.”

“CalSTRS: CalSTRS shall mean California State Teachers’ Retirement System.”

(b) Section 7.1 of the Stockholders Agreement is hereby amended by adding subsection (f) as set forth below:

“(f) For so long as each of CalSTRS and ASF holds its units in the Investor initially purchased by such Person on March 8, 2005, each of CalSTRS and ASF shall have the right to have a representative attend any meeting of the Board and to receive copies of all documents pertaining to any such meeting and any notice or documents distributed to the directors in connection with such meeting prior to such meeting.”

2. No Other Amendments. Except as expressly provided in this Amendment, all of the terms and conditions of the Stockholders Agreement shall remain in full force and effect.

3. Miscellaneous.

(a) Further Assurances. Each party hereto agrees to perform any further acts and execute and deliver any document which may be reasonably necessary to carry out the intent of this Amendment.

(b) Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws rules thereof.

(c) Headings. Introductory headings at the beginning of each section of this Amendment are solely for the convenience of the parties and shall not be deemed to be a limitation upon or description of the contents of any such section.

(d) Counterparts. This Amendment may be executed in two or more counterparts, all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

GREGG APPLIANCES, INC.

By:	/s/ Jerry W. Throgmartin
	Name:	Jerry W. Throgmartin
	Title:	Chairman and Chief Executive Officer

GREGG INVESTMENT CORPORATION, LLC

By:	FS Equity Partners V, L.P.
Its:	Managing Member

By:	FS Capital Partners V, LLC
Its:	General Partner

	By:	/s/ John M. Roth
		Name:	John M. Roth
		Title:	Managing Member

FS EQUITY PARTNERS V, L.P.
By:	FS Capital Partners V, LLC
Its:	General Partner

	By:	/s/ John M. Roth
		Name:	John M. Roth
		Title:	Managing Member

By:	/s/ Jerry W. Throgmartin
	Name:	Jerry W. Throgmartin

By:	/s/ Gregg William Throgmartin
	Name:	Gregg William Throgmartin

By:	/s/ Dennis L. May
	Name:	Dennis L. May